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                                                                     Exhibit 15



May 8, 1995


Koger Equity, Inc.
3986 Boulevard Center Drive
Jacksonville, Florida 32207

     We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Koger Equity, Inc. and subsidiaries for the periods ended March 31, 1995 and 1994, as indicated in our report dated May 8, 1995; because we did not perform an audit, we expressed no opinion on such financial information.

     We are aware that our report referred to above, which is included in your Quarterly Reports on Form 10-Q for the quarter ended March 31, 1995, is incorporated by reference in Registration Statement No. 33-55179 on Form S-3 and Registration Statement No. 33-54617 on Form S-3.

     We also are aware that the aforementioned report, pursuant to Rule 436 (c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE, LLP
Jacksonville, Florida